Exhibit (11) - Statement Re: Computation of Earnings Per Share and
                  Pro Forma Earnings Per Share (2001)

                                                     Three Months Ended
                                                        December 31,
                                                       2000           1999
                                              --------------  -------------
   Average number of shares outstanding:
   Basic                                         12,678,988     11,318,007
   Effect of dilutive employee stock options         83,706              0
                                              --------------  -------------
   Diluted                                       12,762,694     11,318,007
                                              ==============  =============

   Net income (loss)                          $     151,000   $ (2,354,000)

   Less:  cumulative dividend on
     redeemable preferred stock               $           0   $    (28,000)
                                              --------------  -------------
   Loss applicable to common shares           $     151,000   $ (2,382,000)
                                              ==============  =============

   Net income (loss) per share:
   Basic                                      $        0.01   $      (0.21)
   Diluted                                    $        0.01   $      (0.21)
                                              ==============  =============